Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quantum Computing, Inc. of our reports dated March 2, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in Quantum Computing, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BPM LLP

San Jose, California
July 8, 2026